Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Amendment No. 2 to Form S-1 of our report dated February 2, 2021, Except for Notes 1, 3 and 4 which are dated April 16, 2021, and Note 8 which is dated June 4, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of Golden Path Acquisition Corporation as of December 31, 2020 and 2019, for the years ended December 31, 2020 and 2019 included in the Registration Statement. We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ Friedman LLP

New York, New York

June 10, 2021